Exhibit 4.7

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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE THE REGISTRANT HAS DETERMINED THAT THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

FORM OF PRE-FUNDED CLASS A ORDINARY SHARES PURCHASE WARRANT

NEBIUS GROUP N.V.

Warrant Shares: 21,065,936

Date of Issuance: March 11, 2026 (such date, the “Issue Date”)

Warrant No.: PF-1

THIS PRE-FUNDED CLASS A ORDINARY SHARES PURCHASE WARRANT (the “Warrant”) certifies that, for value received, NVIDIA Corporation, the registered holder hereof (or its permitted assigns) (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions set forth herein, at any time on or after the Issue Date until this Warrant is exercised in full (the “Termination Date”), to subscribe for and/or purchase from Nebius Group N.V., a public company with limited liability (naamloze vennootschap) formed under the laws of the Netherlands with its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, registered in the Dutch trade register under number 27265167 (the “Company”), up to 21,065,936 class A ordinary shares, nominal value €0.01 per share (the “Class A Shares”), of the Company (as subject to adjustment hereunder, the “Warrant Shares”). The purchase price of one Class A Share under this Warrant shall be equal to $0.0001 (as subject to adjustment hereunder, the “Exercise Price”). The aggregate exercise price for the Warrant Shares under this Warrant shall be equal to $2,106.59 (the “Aggregate Exercise Price”), with an additional $1,999,997,857.25 having been pre-funded to the Company on or before the Issue Date with part of the pre-funding received by the Company reserved and, at the time of the exercise for Warrant Shares that are not delivered out of treasury, used for the payment of the nominal value of those Warrant Shares.

Section 1.	Definitions. For purposes of this Warrant, the following terms shall have the following meanings:
(a)

“Affiliate” of any Person means any Person, directly or indirectly, Controlling, Controlled by or under common Control with such Person; provided, however, that the Company and its Subsidiaries, on the one hand, and the Purchaser or any of its Subsidiaries, on the other hand, shall not be deemed to be Affiliates of each other.

(b)

“Business Day” means any day other than a Saturday, a Sunday, a public holiday in Amsterdam, the Netherlands, or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

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(c)

“Control” (including its correlative meanings “under common Control with” and “Controlled by”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.

(d)

“Last Reported Sale Price” of the Class A Shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Class A Shares are traded.

(e)

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or a government or other agency or political subdivision thereof.

(f)

“Qualified Sale” means the sale of Warrant Shares to the Company or a non-Affiliate of the Holder. A written (including any electronic) communication from a broker-dealer that a Holder has placed a sell order for Class A Shares issuable upon exercise of the Warrant, or an executed copy of a stock purchase agreement with the Company (as purchaser) or a non-Affiliate of the Holder, shall be deemed satisfactory evidence a Qualified Sale.

(g)	“Securities Act” means the Securities Act of 1933, as amended.
(h)

“Subsidiary” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or Controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(i)	“Trading Day” means a Business Day on which the Nasdaq Global Select Market (or any other national securities exchange on which the Class A Shares are listed at such time) is open for business.

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Section 2.Issuance of Securities. The Company shall, or shall cause its transfer agent to, register ownership of this Warrant upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder or in such name or names as may be directed by the Holder (which shall include the initial Holder or, as the case may be, any assignee to which this Warrant is assigned pursuant to the terms hereunder) from time to time. The Company shall deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary. All acts and things have been done and performed which are necessary to make the Warrant, when executed on behalf of the Company and countersigned by or on behalf of Holder, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Warrant, including but not limited to the grant by the Company of rights to subscribe for or purchase the Warrant Shares, and to exclude any pre-emptive rights under Dutch law and the articles of association of the Company to the extent the Warrant Shares are not delivered out of treasury, and, if delivered out of treasury, the approval of the delivery of the Warrant Shares.

Section 3.Exercise.

(a)Exercise of Warrant.

(i)Exercise at the Holder’s Option. This Warrant may be exercised by the Holder at any time and from time to time on or after the Issue Date; provided, that if such exercise would result in the Holder acquiring beneficial ownership of Warrant Shares (together with all other equity of the Company owned by the Holder at such time) with a value of or in excess of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) notification threshold applicable to the Holder (the “HSR Threshold”), and no exemption to filing a notice and report form under the HSR Act is applicable, then only such portion of this Warrant, which when exercised does not exceed the HSR Threshold, shall be exercisable and the applicable Exercise Notice (as defined herein) shall be deemed to relate only to such portion of this Warrant, and the remaining portion of this Warrant in excess of the HSR Threshold shall not be exercisable until the expiration or early termination of the applicable waiting periods or receipt of applicable approval. After such expiration or early termination of the applicable waiting period or receipt of applicable approval, the HSR Threshold shall no longer be applicable to this Warrant, notwithstanding any other provision hereof.

(ii)Exercise Upon Qualified Sale. This Warrant will be deemed automatically exercised by the Holder in connection with a Qualified Sale on the applicable Exercise Date without any further action on the part of the Company or the Holder.

(b)Mechanics of Exercise.

(i)Delivery of Warrant Shares Upon Exercise. As soon as practicable on or after each Exercise Date and subject to the Holder providing the Company with all reasonably necessary instructions and/or information for the Company to deliver the Warrant Shares to the Holder pursuant to the terms hereof, but in any event within one (1) Business Day thereof, the Company shall deliver, or cause to be delivered, to the Holder or its designee the Warrant Shares purchased on such Exercise Date in book-entry form electronically through the Depository Trust

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Company (including the DWAC system) or another established clearing corporation performing similar functions. The Company shall use its reasonable best efforts to maintain a transfer agent that is a participant in the DTC FAST program so long as this Warrant remains outstanding and exercisable. If any Warrant Shares to be issued upon exercise of this Warrant pursuant to Section 3(a)(ii), are not delivered to the Holder within [*] Business Days after the applicable Exercise Date, such exercise shall ipso fact be deemed to have been null and void. “Exercise Date” means the date on which a Holder delivers to the Company (a) with respect to an exercise pursuant to Section 3(a)(i), written notice of exercise, or (b) with respect to an exercise pursuant to Section 3(a)(ii), sale documentation of a Qualified Sale (each of (a) and (b), an “Exercise Notice”), together in each case with payment of the applicable aggregate Exercise Price of the Warrant Shares specified in the Exercise Notice. No ink-original Exercise Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Exercise Notice be required.

(ii)No Fractional Shares or Scrip. No fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall instead pay a cash adjustment to the Holder based upon the Last Reported Sale Price on the Trading Day immediately prior to the Exercise Date.

(iii)Charges, Taxes and Expenses. The issuance of book-entry notations for Warrant Shares shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such book entry notation, provided, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such book-entry notation upon exercise in a name other than that of the registered Holder of such Warrant Shares and the Company shall not be required to issue or deliver such book-entry notation unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(iv)Status as Class A Shareholder. On each Exercise Date: (i) the Warrant will be deemed to have been exercised; and (ii) the Holder’s rights as a holder of the Warrant shall cease and terminate, other than the right of the Holder to receive the Warrant Shares and payment in lieu of any fraction of a share issuable upon exercise of the Warrant. The Person or Persons entitled to receive the Warrant Shares shall be treated for all purposes as the record holder or holders of such Warrant Shares on the Exercise Date.

(v)Exercise Notice; Partial Exercise. The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares, if any. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof. Notwithstanding the foregoing, if this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant, at the time of delivery of the Warrant Shares, deliver

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to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(c)Exercise Price. The Holder may, at its sole election, pay the aggregate Exercise Price of the Warrant Shares subject to an Exercise Notice either (i) by wire transfer of immediately available funds to an account designated by the Company; or (ii) by instructing the Company to withhold, from the Warrant Shares that would otherwise be delivered pursuant to an Exercise Notice, a number of Warrant Shares equal in value to such aggregate Exercise Price as determined by reference to the Last Reported Sale Price of the Ordinary Shares on the Trading Day immediately prior to the Exercise Date. The Aggregate Exercise Price of this Warrant, minus the Exercise Price, was pre-funded to the Company on or before the Issue Date. The pre-funded Aggregate Exercise Price of this Warrant, except for the Exercise Price, shall be considered to have been pre-paid on the Warrant Shares issuable hereunder, and, consequently, upon the issuance of any Warrant Shares pursuant to the exercise of this Warrant, such Warrant Shares shall have been paid up in full (and the Company irrevocably consents to such payment being made in a currency other than the Euro). Consequently, no additional consideration (other than the Exercise Price per Warrant Share) shall be required to be paid by the Holder to effect any exercise of this Warrant or to pay up (volstorten) the Warrant Shares.

(d)Restriction on Transfer. Until the date that is six (6) months following the Issue Date, the Holder agrees that, without the prior written consent of the Company, it shall not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, either the Warrant or the Warrant Shares, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Warrant or Warrant Shares, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement; other than, solely in respect of this Warrant, as expressly permitted herein. The Holder consents to the Company making a notation on its records and giving instructions to any transfer agent of the Warrant and/or Warrant Shares in order to implement the restrictions on transfer set forth in this paragraph and in Section 4.3 of the Securities Purchase Agreement, dated as of the date hereof, by and between the Company and the Holder.

Section 4.	Certain Adjustments.

(a)Subdivision or Combination of Class A Shares. During such time as this Warrant is outstanding, if the Company subdivides (by any share split, share dividend, recapitalization or otherwise) its outstanding Class A Shares into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. During such time as this Warrant is outstanding, if the Company combines (by combination, reverse share split or otherwise) its outstanding Class A Shares into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. If the Company subdivides (by any share split, share dividend, recapitalization or otherwise) the Class B ordinary shares, Class C ordinary shares or any new class of shares in the capital of the Company in a manner that would adversely affect the economic value or rights of the Warrant or the Warrant Shares, the Exercise Price in

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effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased so as to ensure that the Holder is not adversely affected by such subdivision. Any adjustment under this Section 4(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b)Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 4(a), if during such time as this Warrant is outstanding the Company grants, issues or sells any rights to purchase share, warrants, securities or other property, in each case pro rata to the record holders of its outstanding Class A Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Class A Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Class A Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the HSR Threshold (if applicable), then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Class A Shares as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the HSR Threshold (if applicable)).

(c)Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of its outstanding Class A Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (other than as a result of a share dividend covered by Section 4(a)) (a “Distribution”), then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of Class A Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Class A Shares are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the HSR Threshold (if applicable), then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any Class A Shares as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the HSR Threshold (if applicable)).

(d)Fundamental Transaction. If, at any time while this Warrant is outstanding (i) the Company, directly or indirectly, in one or more related transactions, effects any merger or consolidation of the Company with or into another Person, in which the Company is not the surviving entity or the shareholders of the Company immediately prior to such merger or

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consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition to another Person of all or substantially all of its assets in one or a series of related transactions, (iii) any direct or indirect purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of share capital who tender shares representing more than 50% of the voting power of the share capital of the Company and the Company or such other Person, as applicable, accepts such tender for payment, (iv) the Company, directly or indirectly, in one or more related transactions, consummates a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the voting power of the share capital of the Company (except for any such transaction in which the shareholders of the Company immediately prior to such transaction maintain, in substantially the same proportions, the voting power of such Person immediately after the transaction) or (v) the Company, directly or indirectly, whether by merger, demerger, conversion, consolidation or otherwise, in one or more related transactions, effects any reclassification, reorganization or recapitalization of the Class A Shares or any compulsory share exchange pursuant to which the Class A Shares are effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of Class A Shares covered by Section 4(a)) (in any such case, a “Fundamental Transaction”), then following such Fundamental Transaction, the Holder shall have the right to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant without regard to any limitations on exercise contained herein (the “Alternate Consideration”). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Class A Share in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration; provided, that if the Holder is not permitted to exercise any portion of the Warrant due to the HSR Threshold, then the Holder shall be entitled to receive cash as Alternate Consideration for such portion of the Warrant subject to such restriction. If holders of Class A Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Any such payment of such amount of such Alternate Consideration shall be made in the same form of consideration (whether securities, cash or property) as is given to the holders of Class A Shares in such Fundamental Transaction, and if multiple forms of consideration are given, the consideration shall be paid to the Holder in the same proportion as such consideration is paid to the holders of Class A Shares. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (d) and ensuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent Fundamental Transaction. The Company shall not effect any Fundamental Transaction in which the Company is not the surviving entity or the

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Alternate Consideration includes securities of another Person unless prior to or simultaneously with the consummation thereof, any successor to the Company, surviving entity or other Person (including any purchaser of assets of the Company) shall assume the obligation to deliver to the Holder such Alternate Consideration as, in accordance with the foregoing provisions, the Holder may be entitled to receive, and the other obligations under this Warrant. The provisions of this paragraph (d) shall similarly apply to subsequent transactions of analogous Fundamental Transaction type.

(e)Calculations. All calculations under this Section 4 shall be made to the nearest cent or the nearest whole share, as the case may be. For purposes of this Section 4, any calculation of the number of Class A Shares deemed to be issued and outstanding as of a given date shall not include treasury shares, if any.

Section 5.	Transfers of Warrant.

(a)Transferability. The Holder may sell, transfer, assign, pledge or dispose of, in part or in full, this Warrant and any rights and obligations evidence hereby to its Affiliates. Subject to the foregoing and in compliance with all applicable securities laws, the Company shall, or shall cause its transfer agent to, register the transfer of all or any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, and payment for all applicable transfer taxes (if any) by the Holder. Upon any such registration or transfer, a new warrant to purchase Class A Shares in substantially the form of this Warrant (any such new warrant, a “New Warrant”) evidencing the portion of this Warrant so transferred shall be issued to the transferee, and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the New Warrant that the Holder has in respect of this Warrant. The Company shall, or will cause its transfer agent to, prepare, issue and deliver at the Company’s own expense any New Warrant under this Section 5. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within [*] Trading Days of the date on which the Holder delivers an assignment form, in the form attached as Annex A hereto, to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

(b)New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the principal office of the Company (or other designated agent), together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 5(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Issue Date set forth on the first page of this Warrant and shall be identical to this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

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Section 6.	Miscellaneous.

(a)No Rights as Shareholder Until Exercise. Except as expressly set forth in Section 4, this Warrant does not entitle the Holder to any dividends, voting rights or other rights as a shareholder of the Company prior to the exercise hereof as set forth in Section 3. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

(b)Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon surrender and cancellation of such Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of such Warrant.

(c)Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

(d)Authorized Shares. The Company covenants that, during the period the Warrant is outstanding, it will reserve from its treasury and/or its authorized and unissued Class A Shares a sufficient number of shares to provide for the issuance or delivery of the Warrant Shares upon the exercise of any purchase rights under this Warrant (without regard to any limitations on exercise contained herein). The Company further covenants that its issuance of this Warrant shall constitute full authority to its applicable officers to execute and issue the necessary instructions, if applicable, for the delivery of the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued or delivered as provided herein without violation of any applicable law or regulation. The Company covenants that all Warrant Shares which may be issued or delivered upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid up (volgestort) and nonassessable (meaning that a holder of a Warrant Share shall not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such Warrant Share) and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue). Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its articles of association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action (including any Fundamental Transaction), in each case, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) take all such action as may be necessary or appropriate in

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order that the Company may validly and legally issue or deliver fully paid and nonassessable Warrant Shares (meaning that a holder of a Warrant Share shall not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such Warrant Share) upon the exercise of this Warrant and (ii) use its reasonable best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant. Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(e)Governing Law.

(i)This Warrant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(ii)Any dispute relating hereto shall be heard in the Court of Chancery of the State of Delaware in New Castle County, and, if applicable, in any state or federal court located in the State of Delaware in New Castle County in which appeal from the Court of Chancery of the State of Delaware may validly be taken under the laws of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over such dispute, any state or federal court within the State of Delaware in New Castle County) (each a “Chosen Court” and collectively, the “Chosen Courts”), and the parties hereto agree to the exclusive jurisdiction and venue of the Chosen Courts. Such Persons further agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or by any matters related to the foregoing (the “Applicable Matters”) shall be brought exclusively in a Chosen Court, and that any proceeding arising out of this Agreement or any other Applicable Matter shall be deemed to have arisen from a transaction of business in the State of Delaware and each of the foregoing Persons hereby irrevocably consents to the jurisdiction of such Chosen Courts in any such proceeding and irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that such Person may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such Chosen Court or that any such proceeding brought in any such Chosen Court has been brought in an inconvenient forum.

(iii)Such Persons further covenant not to bring a proceeding with respect to the Applicable Matters (or that could affect any Applicable Matter) other than in such Chosen Court and not to challenge or enforce in another jurisdiction a judgment of such Chosen Court.

(iv)Process in any such proceeding may be served on any Person with respect to such Applicable Matters anywhere in the world, whether within or without the jurisdiction of any such Chosen Court. Without limiting the foregoing, each such Person agrees that service of process on such party as provided in Section 6(e) shall be deemed effective service of process on such Person.

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(v)EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS WARRANT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(vi)Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of the Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

(f)Notices.

(i)Notice Procedures. All notices, requests, demands and other communications under this Warrant shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (c) if sent by email transmission, with a copy sent on the same day in the manner provided in the foregoing clause (a) or (b), when transmitted and receipt is confirmed; and (d) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

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Schiphol Boulevard 165

1118 BG Schiphol

The Netherlands

Email:[*]

Attn:General Counsel

With a copy (which will not constitute notice) to:

Morgan, Lewis & Bockius UK LLP

Condor House, 5-10 St. Paul’s Churchyard

London EC4M 8AL United Kingdom

Email:[*]

Attn:Timothy J. Corbett

If to the Holder, to:

NVIDIA Corporation

2788 San Tomas Expressway

Santa Clara, California 95051

Attention: General Counsel

Email: [*]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Ave.
Palo Alto, CA 94301
Attention:   Amr Razzak

Michelle Gasaway

Email:        [*]

[*]

(ii)Adjustment to Exercise Price. Whenever the Exercise Price or the number of Warrant Shares is adjusted pursuant to any provision of Section 4, the Company shall promptly provide the Holder a notice setting forth the Company’s good faith adjustment of the Exercise Price and number of Warrant Shares after such adjustment and setting forth a description of the transactions giving rise to such adjustments and a detailed statement of the facts upon which such adjustment is based.

(iii)Notice to Allow Exercise by the Holder. After the Issue Date, if (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Class A Shares, including any Distribution, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Class A Shares, (C) the Company shall authorize the granting to all holders of the Class A Shares rights or warrants to subscribe for or purchase any shares of any class or of any rights, including any Purchase Right, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Class A Shares, any consolidation or merger to which the Company is a party, any sale or transfer of all or

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substantially all of the assets of the Company (which, for the avoidance of doubt, shall not include a license or other agreement granting rights to intellectual property), or any compulsory share exchange whereby the Class A Shares are converted into other securities, cash or property, including any Fundamental Transaction, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be mailed to the Holder at least [*] calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Class A Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Class A Shares of record shall be entitled to exchange their shares of the Class A Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

(g)Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Class A Shares or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(h)Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate. Without limiting any rights of a Holder to receive cash payments pursuant to Section 3(b)(ii) or Section 4, in no event shall the Company be required to net cash settle an exercise of this Warrant.

(i)Successors and Assigns. Subject to the foregoing and to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of the Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

(j)Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of both the Company and the Holder.

(k)Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision

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of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(l)Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

NEBIUS GROUP N.V.

By:	/s/ Boaz Tal
	Name:	Boaz Tal
	Title:	General Counsel

[Signature Page to Pre-Funded Warrant]

ANNEX A

ASSIGNMENT FORM

(To assign the foregoing warrant, execute this form and supply required information.

Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, [ ] all of or [ ] shares of the foregoing Warrant and all rights evidenced thereby are hereby assigned to whose address is:

Dated:
Holder’s Signature:
Holder’s Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever.

[Signature Page to Pre-Funded Warrant]